Exhibit 10.1
EXECUTION VERSION

CREDIT AGREEMENT
dated as of
August 15, 2013
among
FACEBOOK, INC.,
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arrangers
J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MORGAN STANLEY SENIOR FUNDING, INC.
BARCLAYS BANK PLC
as Joint Bookrunners
BANK OF AMERICA, N.A.
MORGAN STANLEY SENIOR FUNDING, INC.
BARCLAYS BANK PLC
as Documentation Agents

$6,500,000,000 Senior Unsecured Revolving Credit Facility

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS AND INTERPRETATION

ARTICLE 2
LOANS

ARTICLE 3
CONDITIONS PRECEDENT
Section 3.01. Closing Date...........................................................................44
Section 3.02. Each Credit Date....................................................................45

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

ARTICLE 5
AFFIRMATIVE COVENANTS

ARTICLE 6
NEGATIVE COVENANTS

ARTICLE 7
EVENTS OF DEFAULT
ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.05. Lenders’ Representations, Warranties and Acknowledgment.63

ARTICLE 9
MISCELLANEOUS

Section 9.12. Obligations Several; Independent Nature of Lenders’ Rights75

SCHEDULES:
1.01    Permitted Holders
2.01    Commitments
4.02    Equity Interests and Ownership
6.02    Existing Liens
9.01    Notice Addresses

EXHIBITS:    A    Form of Assignment and Assumption Agreement

B	Form of Certificate re Non-Bank Status

C	Form of Closing Date Certificate

D	Form of Compliance Certificate

E	Form of Conversion/Continuation Notice

F	Form of Funding Notice

G	Form of Guarantee Agreement

H	Required Subordination Provisions for Permitted Subordinated Indebtedness

CREDIT AGREEMENT dated as of August 15, 2013, among FACEBOOK, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent.
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Commitments (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1) under which the Borrower may obtain Loans in Dollars in an aggregate principal amount at any time outstanding that will not result in the aggregate Exposures exceeding $6,500,000,000, and the Lenders are willing, on the terms and subject to the conditions set forth herein, to extend such credit.
NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (a) a rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Article 8.
“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of any Authorized Officer of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary, as to which there is a reasonable possibility of an adverse determination.

“Affected Lender” as defined in Section 2.14(b).
“Affected Loans” as defined in Section 2.14(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.
“Aggregate Amounts Due” as defined in Section 2.13.
“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery, corruption or money laundering.
“Amended and Restated Term Loan Agreement” means the $1,500,000,000 three-year senior unsecured amended and restated term loan agreement dated as of October 12, 2012 among the Borrower, the lenders party thereto and the Administrative Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.
“Applicable Margin” means (a) in the case of each Eurodollar Rate Loan, 1.000% per annum, and (b) in the case of each Base Rate Loan, .0% per annum.
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 9.01(b).
“Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint-lead arrangers with respect to the credit facility established under this Agreement.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.
“Assignment Effective Date” as defined in Section 9.06(b).
“Authorized Officer” means, with respect to any Person, any individual holding the position of chief executive officer, chief operating officer, chief financial officer, general counsel, controller or treasurer of such Person or any other officer of such Person designated as an Authorized Officer by the board of directors or other governing body of such Person.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of (i) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day and (ii) the excess of the Applicable Margin with respect to Eurodollar Rate Loans over the Applicable Margin with respect to Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.
“Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B.
“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in the Borrower (or in any Person of which the Borrower is a direct or indirect wholly-owned Subsidiary) representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower (or such Person); or (ii) persons who were (A) directors of the Borrower on the date hereof, (B) nominated by the board of directors of the Borrower or (C) appointed or elected by directors that were directors of the Borrower on the date hereof, directors nominated as provided in the preceding clause (B), or with the approval of a majority in voting power held by the Permitted Holders, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by the board of directors of the Borrower), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower.
“Change in Law” means (a) the introduction or adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such

Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.05).
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Exposure permitted hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.06, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of the Commitments is $6,500,000,000.
“Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.
“Commitment Termination Date” means the earlier to occur of (a) the Maturity Date and (b) the date on which all the Commitments are terminated or permanently reduced to zero pursuant to Section 2.09(a)(ii) or 2.09(b) or Article 7.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D, with such amendments or modifications thereto as may be approved by the Administrative Agent.
“Confidential Information” as defined in Section 9.17.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary of the Borrower that is not a

Subsidiary Guarantor to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the Organizational Documents of such Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not a Subsidiary Guarantor and is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.
“Contractual Obligation” means, with respect to any Person, any provision of any Equity Interest or other security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E, with such amendments or modifications thereto as may be approved by the Administrative Agent.
“Credit Date” means any date on which Loans are made under this Agreement.
“Credit Document” means any of this Agreement, the Extension Agreements, the Guarantee Agreement and, except for purposes of Section 9.05, the Notes.
“Credit Party” means the Borrower and each Subsidiary Guarantor.
“Default” means a condition or event that, after notice or lapse of time or both, would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) shall have failed to fund any Loan for three or more Business Days after the date that the Borrowing of which such Loan is to be a part of is funded by Lenders (unless (i) such Lender shall have notified the Administrative Agent and the Borrower in writing of its determination in good faith that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) the Requisite Lenders shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) shall have notified the Administrative Agent (or shall have notified the Borrower, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations, (c) shall have failed (but not for fewer than three Business Days) after a request by the Administrative Agent to confirm that it will comply with its obligations to make Loans hereunder, (d) shall have failed to pay to the Administrative Agent any amount (other than any amount that is de minimus) due under any Credit Document within three Business Days of the date due, unless such amount is the subject of a good faith dispute, or (e) shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed a Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof. In the event the Administrative Agent and the Borrower shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, such Lender shall cease to be a Defaulting Lender for all purposes hereof.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Disqualified Subsidiary Lender” means any Subsidiary that (i) is not a Credit Party and (ii) has Indebtedness outstanding in excess of $50,000,000 (excluding Indebtedness under Section 6.01(b)).
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia that is not (i) a Foreign Subsidiary Holdco or (ii) a Subsidiary of a Non-US Subsidiary.
“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Credit Party or any Affiliate of any Credit Party, shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary or any of their respective ERISA Affiliates.
“Environmental Laws” means all laws (including common law, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities) relating to (a) pollution or the protection of the environment or natural resources, (b) the generation, use, storage, transportation, presence, Release, recycling or disposal of Hazardous Materials or (c) human safety and health or industrial hygiene, in any manner applicable to the Borrower or any Subsidiary or any Facility.
“Environmental Liability” means all liabilities, losses, obligations, damages, demands, investigations, claims, actions, suits, proceedings, judgments, orders, notices of inquiry or violation, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, costs of medical monitoring, remediation costs, and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, storage, transportation, presence, Release, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided, however, that the term Equity Interests shall not include convertible Indebtedness.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.
“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA

Affiliate of the Borrower or any Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
“Eurodollar Rate Borrowing” means a Borrowing comprised of Loans that are Eurodollar Rate Loans.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Event of Default” means any of the conditions or events set forth in Article 7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.
“Existing Credit Agreements” means the Amended and Restated Term Loan Agreement and the Existing Revolving Credit Agreement.
“Existing Revolving Credit Agreement” means the Credit Agreement dated as of February 28, 2012 among the Borrower, the lenders party thereto and JPMCB, as administrative agent (as amended by Amendment No. 1 to Revolving Facility dated as of October 12, 2012).
“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of the Loans of such Lender at such time.
“Extension Agreement” as defined in Section 2.09(c).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof (including any change to such regulations or official interpretations after the date of this Agreement).
“Family Member” shall mean with respect to a natural person, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such person.
“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent.
“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of an Authorized Officer stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any Subsidiary that has no material assets other than (i) securities (including Equity Interests) or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof) and (ii) other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.
“Funding Notice” means a notice substantially in the form of Exhibit F, with such amendments or modifications thereto as may be approved by the Administrative Agent.
“GAAP” means, at any time, generally accepted accounting principles in the United States of America as in effect at such time, applied in accordance with the consistency requirements thereof.
“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guaranteed” has the meaning correlative thereto.
“Guarantee Agreement” means a Guarantee Agreement, substantially in the form of Exhibit G hereto, together with all supplements thereto.
“Guarantee Requirement” means the requirement that (a) each wholly-owned Material Domestic Subsidiary (whether existing on the Closing Date or formed or acquired, or becoming a wholly-owned Material Domestic Subsidiary, thereafter) shall become party to the Guarantee Agreement by delivering to the Administrative Agent a counterpart of the Guarantee Agreement or a supplement to the Guarantee Agreement in the form specified therein, in each case duly executed by or on behalf of such Subsidiary, and (b) such other Domestic Subsidiaries shall become parties to the Guarantee Agreement, in each case in the manner set forth in clause (a) above, as shall be necessary in order that, as of the end of and for most recent period of four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters most recently ended prior to the Closing Date), neither the combined consolidated total assets nor the combined consolidated revenues of the Domestic Subsidiaries that are not Subsidiary Guarantors shall exceed 10% of the combined consolidated total assets or combined consolidated revenues of the Borrower and all Domestic Subsidiaries as of the end of and for such period.
“Guaranteed Parties” as defined in the Guarantee Agreement.
“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, or that in relevant form, quantity or concentration is limited or regulated by, any Governmental Authority as “hazardous”, “toxic”, “deleterious”, a “contaminant” or “pollutant” or words of similar import.
“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or Subsidiaries shall be a Hedge Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means the audited consolidated balance sheet and statements of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Borrower and its consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2012.
“Increased-Cost Lender” as defined in Section 2.19.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services, excluding current accounts payable incurred in the ordinary course of business, (e) all Capital Lease Obligations of such Person, (f) the amount of letters of credit and letters of guarantee with respect to which such Person is an account party, and all obligations of such Person thereunder (excluding the undrawn amount of any letter of credit or letter of guarantee not in excess of $10,000,000 individually and $50,000,000 in the aggregate for all letters of credit and letters of guarantee), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed and (i) all Guarantees by such Person of Indebtedness of others; provided that the term “Indebtedness” shall not include obligations of such Person in respect of (i) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries, (ii) Hedging

Agreements and (iii) any purchase price adjustment, earnout or deferred payment obligation of a similar nature incurred in connection with an acquisition. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans, the use or intended use of the proceeds thereof or any enforcement of any of the Credit Documents) or (b) any Environmental Liability relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary.
“Indemnitee” as defined in Section 9.03(a).
“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Borrower or any Subsidiary, including (a) all letters patent, all registrations and recordings thereof, all applications therefor, all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof and all inventions disclosed or claimed therein, (b) all copyright rights, all registrations thereof, all applications therefor and all renewals and extensions thereof, (c) all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, all registrations and recordings thereof, all applications therefor, all extensions or renewals thereof and all goodwill associated therewith or symbolized thereby, (d) all rights necessary to use information provided to the Borrower and the Subsidiaries by the website users, subject to the Borrower’s and the Subsidiaries’ privacy policy and statement of rights and responsibilities, and (e) all inventions, designs, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date on which such Loan is made, and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
“JPMCB” as defined in the preamble hereto.
“Lender” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, any agreement to provide any of the foregoing, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Confidential Information” means (a) to the extent constituting Confidential Information, information regarding the credit support available for the credit facility established hereunder, including Liens and Guarantees, if any, and (b) information regarding the consolidated leverage ratio or the corporate rating of the Borrower, if any.
“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).
“Margin Stock” as defined in Regulation U of the Board of Governors, as in effect from time to time.
“Material Adverse Effect” means any event or condition that has resulted, or would reasonably be expected to result in, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Borrower and the Subsidiaries, taken as a whole.
“Material Domestic Subsidiary” means a Material Subsidiary that is also a Domestic Subsidiary.
“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $200,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Material Subsidiary” means (a) each Subsidiary that owns any Intellectual Property material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, (b) each other Subsidiary that (i) has total assets equal to or greater than 5% of total assets of the Borrower and its Subsidiaries, in each case on a consolidated basis (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 5.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated as of the end of and for the period of four consecutive Fiscal Quarters most recently ended prior to the Closing Date) (the “Required Financial Information”)) or (ii) has revenue equal to or greater than 5% of the revenue of the Borrower and its Subsidiaries, in each case on a consolidated basis (calculated by reference to the Required Financial Information) and (c) solely for purposes of clause (e) or (f) of Article 7, each other Subsidiary that is the subject of an Event of Default under one or more of such clauses and that, when such Subsidiary’s consolidated total assets and consolidated revenue are aggregated with the consolidated total assets or consolidated revenue, as applicable, of each other Subsidiary that is the subject of an Event of Default under one or more such clauses, would constitute a Material Subsidiary under clause (b).

“Maturity Date” means, with respect to any Lender, (i) the fifth anniversary of the date of this Agreement, or (ii) such later day to which the Maturity Date may be extended with respect to such Lender pursuant to Section 2.09(c).
“Moody’s” means Moody’s Investor Services, Inc., or any successor to its rating agency business.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, or any successor thereto.
“Non-Consenting Lender” as defined in Section 2.19.
“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Non-US Lender” as defined in Section 2.16(c).
“Non-US Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any State thereof, or the District of Columbia.
“Note” means any promissory note executed and delivered to any Lender pursuant to Section 2.04(c).
“Notice of Change in Control” as defined in Section 2.11(b).
“Obligations” means all monetary obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expense reimbursement obligations, Indemnified Liabilities and indemnification.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Participant Register” as defined in Section 9.06(g)(iv).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.03;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (g) of Article 7;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions;

provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations; and
(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business.
“Permitted Entity” shall mean with respect to a Person (a) a trust solely for the benefit of (i) such Person, (ii) one or more Family Members of such Person and/or (iii) any other Permitted Entity of such Person, (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Person, (ii) one or more Family Members of such Person and/or (iii) any other Permitted Entity of such Person, (c) any charitable trust, corporation or other entity created by such Person that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code, and any successor entity that is exempt from taxation under Section 501(c)(3) upon a conversion of a charitable trust to such successor entity and (d) the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such Person’s assets.
“Permitted Holders” means (i) each of the Persons identified on Schedule 1.01 and any Affiliate or Permitted Transferee thereof, (ii) any Permitted Transferee of a Person that has become a Permitted Holder hereunder, (iii) each natural person who transferred Equity Interests of Borrower to a Permitted Transferee that is or becomes a Permitted Holder pursuant to subclauses (i) or (ii) of this definition, or (iv) a Person of which the Borrower is a direct or indirect wholly-owned Subsidiary.
“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower (and, if applicable, related Guarantees of the Subsidiary Guarantors) that satisfies each of the following requirements: (a) such Indebtedness is by its terms subordinated to the Obligations on terms customary at the time for publicly offered subordinated Indebtedness (which terms shall include at least the terms set forth in Exhibit H); (b) the stated final maturity of such Indebtedness is not earlier than the date 180 days after the Maturity Date, and such Indebtedness is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date 180 days after the Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale or a change in control shall not be deemed to constitute a change in the stated final maturity thereof); (c) such Indebtedness is not subject to any amortization requirement (other than nominal amortization not to exceed 3% per annum of the original outstanding principal amount of such Indebtedness) and is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control) prior to the date 180 days after the Maturity Date; (d) such Indebtedness is not Guaranteed by any Subsidiary that is not a Subsidiary Guarantor, and any Guarantee by a Subsidiary of such Indebtedness is subordinated to the Obligations on the same terms as such Indebtedness; and (e) such Indebtedness is not secured by any Lien on any asset of the Borrower or any Subsidiary.
“Permitted Transferee” means, with respect to a Person, (i) one or more of such Person’s Family Members, and (ii) any Permitted Entity of such Person.
“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the Commitment of such Lender at such time by (b) the aggregate Commitments of all Lenders at such time; provided that if the Commitments have terminated or expired, the Pro Rata Share of each Lender shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or its or their securities.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale or a change in control shall not be deemed to constitute a change in the stated final maturity thereof); (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of its obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).
“Register” as defined in Section 2.04(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act, as in effect from time to time.
“Regulation S-K” means Regulation S-K as promulgated by the SEC under the Securities Act, as in effect from time to time.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Lender” as defined in Section 2.19.
“Requisite Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the aggregate Exposures and unused Commitments at such time.
“Restricted Junior Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates; provided that any such arrangement entered into within 270 days after the acquisition of the subject property shall not be deemed to be a “Sale/Leaseback Transaction”.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, United Nations Security Council, or the European Union, (b) any Person that has a place of business, or is organized or resident, in a jurisdiction that is the subject of any comprehensive territorial Sanctions or (c) any Person controlled by any such Person.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.
“SEC” means the United States Securities and Exchange Commission, or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, (a) the sum of such Credit Party’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets, (b) such Credit Party’s capital is not unreasonably small in relation to its business as conducted on, or proposed to be conducted following, such date, (c) such Credit Party has not incurred and does not intend to incur debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Credit Party is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).
“Specified Taxes” means Taxes (other than any Tax on the overall net income of any Lender or any Tax imposed under FATCA) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment, but only to the extent that any change in law after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender shall have become a Lender (in the case of each other Lender) results in an increase in the rate of such Tax from the rate in effect at the date hereof or at the date of such Assignment Agreement, as the case may be (provided that in the case of a Lender that shall have become a Lender pursuant to an Assignment Agreement, Taxes shall be Specified Taxes only to the extent such Taxes would have been Specified Taxes with respect to such Lender’s assignor).
“Standard Credit Information” means (a) information concerning the financial position, results of operations and cash flows of the Borrower and the Subsidiaries (including the Historical Financial Statements and any financial statements delivered pursuant to Section 5.01(a) or 5.01(b)), any information concerning contingent liabilities and any information concerning commitments and other exposures that would be material to determinations concerning creditworthiness of the Borrower and the Subsidiaries, (b) any notice, certificate or other document delivered by the Borrower pursuant to the terms of this Agreement or any other Credit Document and (c) information concerning compliance by the Borrower with the terms of this Agreement and the other Credit Documents (it being understood, for the avoidance of doubt, that the term “Standard Credit Information” does not include product designs, software and technology, inventions, trade secrets, know-how or other proprietary information of a like nature).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person, one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.
“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to and a guarantor under the Guarantee Agreement.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
“Terminated Lender” as defined in Section 2.19.
“Transactions” means the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the borrowing of Loans by the Borrower and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.
“U.S. Lender” as defined in Section 2.16(c).
“wholly-owned”, when used in reference to a Subsidiary of any Person, means any Subsidiary of such Person all the Equity Interests in which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

Section 1.02. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in conformity with GAAP as in effect from time to time; provided that if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further that any obligations relating to a lease that was accounted for by the Borrower or any of its Subsidiaries in accordance with GAAP as an operating lease as of the Closing Date and any operating lease entered into after the Closing Date by the Borrower or any of its Subsidiaries that would under GAAP as in effect on the Closing Date have been accounted for as an operating lease shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
Section 1.03. Pro Forma Calculations. All pro forma computations required to be made hereunder giving effect to any transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of December 31, 2012), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.
Section 1.04. Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. A “breach” of a Credit Document shall include a violation of any covenant or agreement contained therein or the inaccuracy of any representation contained therein or in any notice or certificate delivered in connection therewith. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (d)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
Section 1.05. Status as Senior Indebtedness. In the event that the Borrower or any other Credit Party shall at any time issue or have outstanding any Permitted Subordinated Indebtedness, the Borrower shall take or cause such other Credit Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Permitted Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Permitted Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which any such Permitted Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Permitted Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Permitted Subordinated Indebtedness.
ARTICLE 2
LOANS
Section 2.01. Loans. (a) Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment or (ii) the aggregate Exposures exceeding the aggregate Commitments. Amounts repaid or prepaid in respect of the Loans may, subject to the terms and conditions hereof, be reborrowed during the Commitment Period.

(b)    Borrowing Mechanics. (i) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders proportionately to their respective Pro Rata Shares. At the time each Borrowing is made, such Borrowing shall be in an aggregate minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess of that amount; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments in effect at such time.
(ii)    To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m. (New York City time) three Business Days before the proposed Credit Date or (B) in the case of a Base Rate Borrowing, not later than 12:00 p.m. (New York City time) on the proposed Credit Date. In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Funding Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of any discrepancy between the telephonic notice and the written Funding Notice, the written Funding Notice shall govern. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(iii)    Each Lender shall make the principal amount of each Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than (i) 2:00 p.m. (New York City time) on such Credit Date if the Funding Notice for the applicable Borrowing is delivered less than one Business Day prior to such Credit Date and (ii) 12:00 p.m. (New York City time) on such Credit Date if the Funding Notice for the applicable Borrowing is delivered at least one Business Day prior to the Credit Date, in each case by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the Funding Notice.
Section 2.02. Pro Rata Shares; Availability of Funds. (a) Pro Rata Shares. All Loans on the occasion of any Borrowing shall be made by the Lenders proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder and (ii) no Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
Section 2.03. Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes, including, without limitation, to finance capital expenditures arising from the development of data center facilities of the Borrower and the Subsidiaries, acquisitions and repurchases of Equity Interests and Indebtedness of the Borrower. No portion of the proceeds of any Loan will be used in any manner that entails a violation of Regulation U or X of the Board of Governors.
Section 2.04. Evidence of Debt; Register; Notes. (a) Lender’s Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement; provided further that, in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records of the Administrative Agent shall govern.
(b)    Register. The Administrative Agent shall maintain at one of its offices records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the

“Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitment or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04 and agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its Related Parties shall constitute “Indemnitees”.
(c)    Notes. Upon request of any Lender that Loans made by it be evidenced by a promissory note, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), which shall be in a form approved by the Administrative Agent. Each Lender agrees that delivery of any such promissory notes shall not be a condition precedent to the obligations of such Lender to make a Loan on any Credit Date.
Section 2.05. Interest on Loans. (a) Subject to Section 2.07, each Loan shall bear interest on the outstanding principal amount thereof as follows:
(i)    in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin and
(ii)    in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.
(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 25 Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in the applicable Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.06 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted into a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month.

(c)    Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans, on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the most recent Interest Payment Date with respect to such Loan or, with respect to a Eurodollar Rate Loan being converted to a Base Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan and on the Commitment Termination Date; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
Section 2.06. Conversion/Continuation. (a) Subject to Sections 2.05 and 2.14, the Borrower shall have the option:
(i)    to convert at any time all or any part of any Borrowing from one Type to the other Type; or
(ii)    to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;
provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
In the event any Borrowing shall have been converted or continued in accordance with this Section 2.06 in part, such conversion or continuation shall be allocated ratably, in accordance with the Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b)    To exercise its option pursuant to this Section 2.06, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. (New York City time) no later than (i) on the proposed conversion date, in the case of a conversion to a Base Rate Borrowing, or (ii) three Business Days in advance of the proposed conversion/continuation date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of any discrepancy between the telephonic notice and the written Conversion/Continuation Notice, the written Continuation/Conversion Notice shall govern. A Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the Interest Rate Determination Date with respect to the Interest Period requested, or deemed requested, for such Borrowing, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(c)    Notwithstanding anything to the contrary herein, if an Event of Default under clause (a), (e) or (f) of Article 7 or, at the request of the Requisite Lenders, any other Default or Event of Default shall have occurred and is continuing, then no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing.
Section 2.07. Default Interest. If an Event of Default under clause (a), (e) or (f) of Article 7 or, at the request of the Requisite Lenders, any other Event of Default shall have occurred, then, from and after the date of the occurrence thereof and for so long as such Event of Default is continuing, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all interest payments thereon and all fees and other amounts owing hereunder shall bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), payable on demand, (a) in the case of the outstanding principal of any Loan, at a rate that is 1% per annum in excess of the interest rate otherwise applicable hereunder to such Loan and (b) in all other cases, at a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 1% per annum in excess of the interest rate that would be applicable hereunder to a Base Rate Loan. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
Section 2.08. Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to .10% per annum on the daily unused amount of the Commitment of such Lender during the Commitment Period. All commitment fees shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Accrued commitment fees shall be payable (a) quarterly in arrears during the Commitment Period, on March 31, June 30, September 30 and December 31, commencing with the first such date to occur after the Closing Date, (b) on the Commitment Termination Date and (c) in the case of any commitment fees accrued for the account of any Lender that shall have exercised its right referred to in Section 2.11(b), on the date the Commitment of such Lender terminates in accordance with such Section.
Section 2.09. Extension, Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Commitments shall automatically terminate on the Maturity Date and (ii) the Commitment of each Lender that shall have exercised its right referred to in Section 2.11(b) shall automatically terminate as provided in such Section.
(b)    The Borrower may, upon not less than three Business Days’ prior written notice (or telephonic notice promptly confirmed by delivery of written notice) thereof to the Administrative Agent, at any time terminate in whole or from time to time permanently reduce in part, without premium or penalty, the Commitments; provided that (i) any such partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance herewith, the aggregate Exposures would exceed the aggregate Commitments. Each such notice shall be irrevocable and shall specify the effective date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction; provided that a notice of termination or reduction of the Commitments may state that such notice is conditioned on the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Any partial reduction of the Commitments pursuant to this paragraph shall reduce the Commitments of the Lenders ratably, in accordance with the Pro Rata Shares.
(c)    The Maturity Date may be extended on up to two occasions, but not more than once per calendar year, in the manner set forth in this subsection (c) for a period of one year from the Maturity Date then in effect. If the Borrower wishes to request an extension of the Maturity Date, the Borrower shall give written notice to that effect to the Administrative Agent no later than one year prior to the Maturity Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 20 days of such notice to the Administrative Agent. Any Lender not responding to such request within such time period shall be deemed to have responded negatively to such request. Subject to receipt by the Administrative Agent of counterparts of a duly executed extension agreement in form satisfactory to the Administrative Agent and the Borrower (an “Extension Agreement”), the

Maturity Date shall be extended, as to Lenders responding affirmatively to such request, to the first anniversary of the Maturity Date then in effect. The Borrower may request the Lenders that do not elect to extend the Maturity Date to assign their Commitments in their entirety to one or more financial institutions pursuant to Section 9.06, which assignees will agree to extend the Maturity Date. If any Lender rejects, or is deemed to have rejected, the Borrower’s request to extend the Maturity Date, then (i) this Agreement shall terminate on the Maturity Date then in effect with respect to such Lender and (ii) the Borrower shall pay to such Lender on such Maturity Date any amounts due and payable to such Lender on such date.
Section 2.10. Repayment of Loans. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.
Section 2.11. Prepayments of Loans. (a) Voluntary Prepayments. (i) The Borrower may, at any time and from time to time, without premium or penalty but subject to Section 2.14(c), prepay any Borrowing in whole or in part; provided that each partial voluntary prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
(ii)    To make a voluntary prepayment pursuant to Section 2.11(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that, if a notice of voluntary prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof.
(b)    Change in Control Termination/Put Right. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of the occurrence of a Change in Control, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate of an Authorized Officer of the Borrower setting forth the details thereof and referring to the right of the Lenders under this Section 2.11(b) (the “Notice of Change in Control”). In the event the Notice of Change in Control shall have been delivered by the Borrower, each Lender shall have the right to require that (i) the Commitment, if any, of such Lender terminate in whole and (ii) the Borrower prepay all outstanding Loans of such Lender, which right may be exercised by written notice thereof delivered to the Borrower (with a copy to the Administrative Agent)

not later than the 45th day following the date on which the Notice of Change in Control shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to have waived such right). In the event that any Lender shall have exercised such right as set forth above, (i) the Borrower shall prepay, without premium or penalty but subject to Section 2.14(c), all the outstanding Loans of such Lender and (ii) the Commitment of such Lender shall automatically terminate in whole, in each case on the date that is the 60th day following the date on which the Notice of Change in Control shall have been delivered by the Borrower.
Section 2.12. General Provisions Regarding Payments. (a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim and free of any restriction or condition. All such payments shall be delivered not later than 3:00 p.m. (New York City time) on the date due to such account as may be designated by the Administrative Agent for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 9.02 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)    All payments in respect of the principal amount of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Commitment Period) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    Each repayment or prepayment of a Borrowing hereunder shall be allocated ratably, in accordance with their respective Pro Rata Shares, among the Lenders holding Loans included in the repaid or prepaid Borrowing, it being understood that this paragraph shall not apply to any prepayment made pursuant to Section 2.11(b).
(d)    Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Loans that would have been made by such Lender or the converted Eurodollar Rate Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Loans.
(e)    Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(f)    Any payment hereunder by or on behalf of the Borrower that is not received by the Administrative Agent in same day funds prior to 3:00 p.m. (New York City time) on the date due shall be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining applicability of Section 2.07) on the Business Day next succeeding the date of receipt (or, if later, the Business Day next succeeding the date the funds received become available funds).
(g)    If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Article 7, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied, first, to the payment of all fees and other amounts owing to the Administrative Agent (in its capacity as such), and, second, to the extent of any excess of such payment or proceeds, to the payment of all other Obligations for the ratable benefit of the Guaranteed Parties entitled thereto.
Section 2.13. Ratable Sharing. If any Lender shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents or otherwise or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment in respect of any principal, interest or commitment fees then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment made by the Borrower to any Lender as a result of such Lender exercising its right under Section 2.11(b)) or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Obligations owing to it.

Section 2.14. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding on the parties hereto, absent manifest error) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, then the Administrative Agent shall give prompt notice (which may be telephonic) thereof to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be ineffective.
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any applicable law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives (A) a notice from any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall have been withdrawn by such Lender (or, in the case of a notice referred to in clause (B) above, Lenders constituting the Requisite Lenders), (2) to the extent any such notice relates to a Eurodollar Rate Loan or Loans then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) shall make such Loan or Loans as (or continue such Loan or Loans as or convert such Loan or Loans to, as the case may be) a Base Rate Loan or Loans, (3) such Lender’s (or, in the case of a notice referred to in clause (B) above, the Lenders’) obligation to maintain outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or the Requisite Lenders as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender or the Requisite Lenders give notice of its or their determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders).
(c)    Compensation for Breakage. The Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain in the event (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice given by the Borrower, (iii) any payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or a Change in Control), (iv) the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto, (v) the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower. Such loss, cost, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. To request compensation under this paragraph, a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this paragraph, which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.
Section 2.15. Increased Costs; Capital Adequacy. (a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall solely govern with respect to any Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document), in the event that any Lender shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its Loans or obligations hereunder or thereunder or any deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations or Loans hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining any Eurodollar Rate Loan hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Such statement shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    Capital Adequacy Adjustment. If any Lender determines that a Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy and liquidity), then from time to time, within 10 Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Such statement shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Taxes; Withholding, Etc. (a) Payments to Be Free and Clear. All sums payable by or on account of any obligation of any Credit Party hereunder or under the other Credit Documents, which sums are paid by any Credit Party or the Administrative Agent shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.
(b)    Withholding of Taxes. If any Credit Party or the Administrative Agent is required by law to make any deduction or withholding on account of any Specified Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the applicable Credit Party or the Administrative Agent, as the case may be, shall pay any such Tax before the date on which penalties attach thereto; (iii) the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (including any deduction or withholding of Specified Taxes applicable to additional sums payable under this Section 2.16), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required to deduct or withhold, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount under clause (iii) above shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.19) except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date), or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), in any such requirement for a deduction or withholding as is mentioned therein shall result in an increase in the rate of such deduction or withholding from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided further that a Lender that shall have become a Lender pursuant to an Assignment Agreement shall be entitled to receive only such additional amounts as such Lender’s assignor would have been entitled to receive pursuant to this Section 2.16(b). For purposes of this Agreement, FATCA shall be deemed to be in effect as of the date of this Agreement.
(c)    Evidence of Exemption from U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative

Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. No Credit Party shall be required to pay any additional amount pursuant to Section 2.16(b)(iii) or any indemnity payment pursuant to Section 2.16(d) to any Lender if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first two sentences of this Section 2.16(c) or (2) solely with respect to Non-US Lenders, to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.16(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this sentence of Section 2.16(c) shall relieve any Credit Party of its obligation to pay any additional amounts pursuant to Section 2.16(b)(iii) or indemnity payments pursuant to Section 2.16(d) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to deduction or withholding as described herein. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Credit Parties or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Credit Parties or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Credit Parties or the Administrative Agent as may be necessary for the Credit Parties or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(c), “FATCA” shall include any statutory amendments made to FATCA after the date of this Agreement.
(d)    Indemnification. The applicable Credit Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Specified Tax paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder or under the other Credit Documents (including any Specified Tax imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Specified Tax was correctly or legally imposed or asserted by the relevant taxing or other authority. A certificate as to the amount of such payment or liability delivered to such Credit Party by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(e)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to Section 2.16(b)(iii), it shall pay over such refund to the applicable Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 2.16(b)(iii) or 2.16(d), as applicable, with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender related to receipt of the refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.16(e) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Credit Party or any other Person.
Section 2.17. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Commitments or Loans, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable (including the provision to the Borrower and the Administrative Agent of properly completed and executed documentation or Tax forms), if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
Section 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then, upon notice to such effect by the Administrative Agent (which notice may be given only upon the Administrative Agent becoming aware that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by the Borrower or the Requisite Lenders), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:
(a)    the Commitment of each Defaulting Lender shall be disregarded in determining whether the Requisite Lenders shall have taken any action hereunder or under any other Credit Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.05); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such

Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;
(b)    no commitment fee shall accrue on the unused amount of the Commitment of any Defaulting Lender pursuant to Section 2.08; and
(c)    any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and be applied, at such time or times as may be determined by the Administrative Agent, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder.
Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not be required to, but may in its sole discretion, ascertain or inquire as to whether any Lender shall have become, or shall have ceased to be, a Defaulting Lender, and shall not be required to give any notice or take any other action inconsistent with any determination made by it as to whether any Lender is a Defaulting Lender.
Section 2.19. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; (b) any Lender shall become a Defaulting Lender; or (c) in connection with any proposed waiver, amendment or other modification of any Credit Document, or any consent to any departure by any Credit Party therefrom, of the type referred to in Section 9.05(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required but shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (each, a “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its Commitment and its outstanding Loans, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 9.06 and the Borrower shall pay the fees, if any, payable under such Section in connection with any such assignment; provided that (i) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid commitment fees, if any, owing to such Terminated Lender pursuant to Section 2.08; (ii) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; and (iii) in the event such Terminated Lender is a Non-Consenting Lender, such Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. If the Borrower exercises its option hereunder to cause an assignment by any Terminated Lender, such Terminated Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.06. In the event that a Terminated Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.06 on behalf of such Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.06.
ARTICLE 3
CONDITIONS PRECEDENT
Section 3.01. Closing Date. The obligation of each Lender to make any Loan shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.05):
(a)    Credit Documents. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmission) that such party has signed a counterpart of this Agreement.
(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions, the incumbency and specimen signature of each officer executing on behalf of any Credit Party any Credit Document and any other legal matters relating to the Credit Parties, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Opinions of Counsel to Credit Parties. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Davis Polk & Wardwell LLP, counsel for the Credit Parties, and/or internal counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Fees. The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date.
(e)    Guarantee Requirement. The Guarantee Requirement shall have been satisfied.
(f)    Closing Date Certificate. The Administrative Agent shall have received a fully executed Closing Date Certificate.
(g)    PATRIOT Act Information. At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act (provided that such documentation and other information shall have been requested by the Lenders at least ten days in advance of the Closing Date).
(h)    Termination of Existing Credit Agreements. The Borrower shall have terminated the Existing Credit Agreements and shall have repaid or prepaid all principal, interest, fees and other amounts due or outstanding thereunder. On the Closing Date, the “Commitments” as defined in the Existing Revolving Credit Agreement shall terminate, without any further action by any party thereto. The Lenders that are parties to the Existing Revolving Credit Agreement, comprising the “Requisite Lenders” as defined in the Existing Credit Agreement, hereby waive any requirement of prior notice of termination of the “Commitments” (as defined in the Existing Revolving Credit Agreement) pursuant to Section 2.09 thereof and of prepayment of loans thereunder.
Section 3.02. Each Credit Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction (or waiver in accordance with Section 9.05) of the following conditions:
(a)    Funding Notice. The Administrative Agent shall have received a fully completed and executed Funding Notice in accordance with Section 2.01(b).
(b)    Accuracy of Representations and Warranties. The representations and warranties of each Credit Party set forth herein or in the other Credit Documents (other than the representations and warranties set forth in Sections 4.08 and 4.09) shall be true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated hereby or result in a violation of applicable law by such Person), in each case on and as of the date of such Borrowing to the same extent as though made on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit

Document from the point of view of a Person extending credit to the Borrower as contemplated hereby or result in a violation of applicable law by such Person) on and as of such prior date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(c)    Absence of Defaults and Events of Default. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in Sections 3.02(b) and 3.02(c). Notwithstanding the foregoing, the Borrower’s failure to satisfy any of the conditions specified in Sections 3.02(b) and 3.02(c) on any date shall not impair the ability of the Borrower to make a Borrowing on any later date, so long as each of the conditions specified in Sections 3.02(b) and 3.02(c) shall be satisfied (or waived in accordance with Section 9.05) on such later date.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and, in the case of the Lenders, to make the Loans hereunder, the Borrower represents and warrants to each Lender that the following statements are true and correct:
Section 4.01. Organization; Power and Authority; Qualification. The Borrower and each Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.02. Equity Interests and Ownership. Schedule 4.02 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Subsidiary Guarantor.
Section 4.03. Due Authorization. The Transactions to be entered into by each Credit Party are within such Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Credit Party.
Section 4.04. No Conflict. The Transactions do not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, or (d) except for any Liens created under the Credit Documents, result in the creation or imposition of any Lien on any material assets of the Borrower or any Subsidiary (except, in the case of each of the foregoing clauses (a), (c) and (d), insofar as any such violation, default or other matter causing the representations in such clauses to be inaccurate would not reasonably be expected to have a Material Adverse Effect).
Section 4.05. Governmental Approvals. The Transactions do not require any registration with, consent or approval of, or notice to, or any other action by any Governmental Authority, except such as have been obtained and are in full force and effect, except insofar as the inaccuracy of such representation would not reasonably be expected to have a Material Adverse Effect.
Section 4.06. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
Section 4.07. Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the consolidated financial position of the Persons described therein as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither the Borrower nor any Subsidiary has any contingent liability, long term lease, unusual forward or long term commitment or unrealized loss that, in each case, is material to the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, and is not reflected in the Historical Financial Statements or the notes thereto.
Section 4.08. No Material Adverse Effect. Since December 31, 2012, there has been no event or condition that has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.09. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate would reasonably be expected to have a Material

Adverse Effect or (b) in any manner question the validity or enforceability of any Credit Document or seek to recover any damages or obtain any relief as a result of the Transactions.
Section 4.10. Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in conformity with GAAP or (b) to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.11. Properties. (a) Title. The Borrower and each Subsidiary has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property, other than Intellectual Property) and (iii) good title to (in the case of all other personal property, other than Intellectual Property) all its material properties reflected in the Historical Financial Statements or, after the first delivery thereof, in the financial statements most recently delivered pursuant to Section 5.01(a) or 5.01(b), except for (A) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and (B) defects in title that do not interfere with the ability of the Borrower and the Subsidiaries to conduct their business, taken as a whole, in all material respects as currently conducted.
(c)    Intellectual Property. The Borrower and each Subsidiary owns, has valid licensed rights or is licensed to use, all Intellectual Property material to its business, and the use thereof by the Borrower and the Subsidiaries has not been determined by a final, non-appealable judgment of a court of competent jurisdiction to infringe upon the rights of any other Person, except for any such failures to own or be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.12. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
Section 4.13. Compliance with Laws and Contractual Obligations. The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all of its Contractual Obligations, and no condition or circumstance exists that, with the giving of notice or the lapse of time or both, would reasonably be expected to result in a failure to comply with any the foregoing, in each case except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.14. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Borrower and each of its Subsidiaries is in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects. None of (i) the Borrower or any Subsidiary or, (ii) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Subsidiary or (iii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary acting in any capacity in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person. No Borrowing will be made nor the proceeds thereof used (A) for the purpose of funding payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of applicable Anti-Corruption Laws or (B) for the purpose of financing the activities of or any transactions with any Sanctioned Person.
Section 4.15. Governmental Regulation. None of the Credit Parties is required to register as an “investment company” under the Investment Company Act of 1940.
Section 4.16. Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the margin rules.
Section 4.17. Employee Benefit Plans. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower, the Subsidiaries and its and their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (or opinion letter issued to a prototype type sponsor) from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any Subsidiary or any of its or their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan and (d) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, the Subsidiaries and its and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect has been incurred by the Borrower, any Subsidiary or any of its or their ERISA Affiliates. No ERISA Event has occurred that would reasonably be expected to have a Material Adverse Effect.
Section 4.18. Solvency. The Credit Parties, taken as a whole, are on the Closing Date, before and after the consummation of the Transactions to occur on the Closing Date, Solvent.
Section 4.19. Disclosure. No document or certificate furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the consummation of the Transactions on the Closing Date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made, except insofar as the inaccuracy of the foregoing representation would not reasonably be expected to have, or constitute a failure to disclose, a Material Adverse Effect.
ARTICLE 5
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01. Financial Statements; Reports and Notices. The Borrower will deliver to the Administrative Agent and, upon any Lender’s specific request, to such Lender:
(a)    Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations of the Borrower and the Subsidiaries for such Fiscal Quarter and the related consolidated statements of operations and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto.
(b)    Audited Annual Financial Statements. Within 120 days after the end of each Fiscal Year, the consolidated balance sheets of the Borrower and the Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of Ernst & Young LLP or other independent registered public accounting firm of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent (it being agreed that Deloitte & Touche LLP, KPMG LLP or PricewaterhouseCoopers LLP, or any successor to the audit business of any of the foregoing, is satisfactory and acceptable to the Administrative Agent) (which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).
(c)    Compliance Certificate. Together with each delivery of consolidated financial statements of the Borrower and the Subsidiaries pursuant to Section 5.01(a) or 5.01(b), a completed Compliance Certificate signed by an Authorized Officer of the Borrower, which include (i) a certification as to whether a Default or an Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) a certification that all notices and certificates required to be provided under Sections 5.01(d), 5.01(e), and 5.07 have been provided and (iii) a reasonably detailed calculation of the aggregate amount of Capital Lease Obligations, and other Indebtedness outstanding under Section 6.01(d) or 6.01(h) as of the last day of the most recent Fiscal Quarter covered by such financial statements (or, if reasonably available, as of a recent date prior to the date of delivery of such certificate).
(d)    Notice of Default or Change in Control. Promptly after any Authorized Officer of the Borrower obtains actual knowledge of (A) the occurrence of, or receipt by the Borrower of any notice claiming the occurrence of any event or condition that constitutes, any Default or Event of Default, or (B) the occurrence of, or receipt by the Borrower of any notice claiming the occurrence of, a Change in Control, a certificate of an Authorized Officer of the Borrower setting forth the details of any such event or condition requiring such notice and any action the Borrower has taken, is taking or proposes to take with respect thereto.

(e)    ERISA. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and not been remedied or otherwise eliminated, would reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Subsidiary or any of its or their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
(f)    Filed Information. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
(g)    Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 5.02. Existence. The Borrower will at all times preserve and keep in full force and effect its existence; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 6.03.
Section 5.03. Payment of Taxes. The Borrower and each Material Subsidiary will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in conformity with GAAP or (b) the failure to make such payment would not reasonably be expected to have a Material Adverse Effect.
Section 5.04. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition in all material respects, ordinary wear and tear and obsolescence excepted, all material tangible properties material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole, except where such failure to maintain or cause to be maintained would not reasonably be expected to result in a Material Adverse Effect.
Section 5.05. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06. Books and Records; Inspections. The Borrower will, and will cause each of the Material Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and applicable law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Material Subsidiaries to, permit the Administrative Agent or, if an Event of Default shall have occurred and is continuing, any Lender (or their authorized representatives) to visit and inspect any of the properties of the Borrower and any Material Subsidiary, to inspect its and their financial and accounting records and to discuss its and their business, operations, assets, liabilities (including contingent liabilities) and financial condition with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, unless an Event of Default shall have occurred and be continuing, no more than one such visit and inspection may be made during any calendar year (it being understood and agreed that the Administrative Agent and, if applicable, the Lenders shall seek to coordinate among themselves with a view to attending or participating in one and the same visit and inspection).
Section 5.07. Subsidiary Guarantors. If the Guarantee Requirement shall cease to be satisfied at any time, the Borrower will, as promptly as practicable, and in any event within 30 days after an Authorized Officer of the Borrower obtains actual knowledge thereof (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied. Without limiting the foregoing, if any wholly-owned Material Domestic Subsidiary is formed or acquired after the Closing Date (or if any Domestic Subsidiary becomes a wholly-owned Material Domestic Subsidiary after the Closing Date), the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such wholly-owned Material Domestic Subsidiary.
ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Credit Documents;
(b)    Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any other Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary and (ii) any such Indebtedness owing by any Credit Party to a Subsidiary that is not a Credit Party shall be subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent;
(c)    Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any other Subsidiary, other than (i) Guarantees of Permitted Subordinated Indebtedness if such Guarantees are not permitted by the definition of the term “Permitted Subordinated Indebtedness” and (ii) Guarantees of Indebtedness referred to in clause (e) below if such Guarantees are not permitted by such clause;
(d)    (i) Capital Lease Obligations, (ii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets or assumed in connection with the acquisition of any such assets, and (iii) Refinancing Indebtedness in respect of any such other Indebtedness incurred pursuant to clause (i) or (ii); provided that (A) the aggregate amount of Sale/Leaseback Transactions and Refinancing Indebtedness in respect thereof shall not exceed $750,000,000 and (B) the aggregate amount of Indebtedness incurred in reliance on this subsection (d) shall not exceed $3,000,000,000 at any time outstanding (exclusive of the amount of the Capital Lease Obligations in respect of the Borrower’s headquarters complex and any Refinancing Indebtedness in respect thereof) and (C) in the case of any Indebtedness referred to in clause (ii) above, such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, and Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000,000 at any time outstanding;

(f)    Indebtedness owed in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
(g)    Permitted Subordinated Indebtedness; and
(h)    other Indebtedness of the Borrower or any Subsidiary; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness referred to in Sections 6.01(a), 6.01(d) and 6.01(e), shall not exceed $10,000,000,000 at any time outstanding.
Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens created under the Credit Documents;
(b)    Permitted Encumbrances;
(c)    any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing commitments unutilized thereunder and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;
(d)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing commitments unutilized thereunder and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(e)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(d), and obligations relating thereto not constituting Indebtedness, and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary;
(f)    other Liens on fixed or capital assets (but not on any Intellectual Property, accounts receivable or other intangible assets); provided that such Liens secure only Indebtedness permitted by Section 6.01(h) in an aggregate principal amount not exceeding $350,000,000 at any time outstanding and obligations relating thereto not constituting Indebtedness;
(g)    Liens on assets of any Non-US Subsidiary in favor of the Borrower or any Subsidiary of the Borrower; and
(h)    other Liens securing Indebtedness or other obligations outstanding in an aggregate amount not to exceed $100,000,000.
Section 6.03. Fundamental Changes; Asset Transfers. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower may merge or consolidate with or into any Person in a transaction in which the surviving entity is (i) the Borrower or (ii) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower under the Credit Documents.
(b)    The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease, license or otherwise dispose of, in one transaction or a series of transactions, (i) assets representing all or substantially all the assets of the Borrower and the Subsidiaries taken as a whole (other than to the Borrower or one or more Subsidiaries), (ii) assets representing all or substantially all the assets of the Borrower and the Domestic Subsidiaries taken as a whole (other than to the Borrower or one or more Subsidiary Guarantors), (iii) Intellectual Property material to the conduct of business of the Borrower and the Subsidiaries taken as a whole (other than (A) grants of outbound licenses of such Intellectual Property that are either (1) non-exclusive or (2) exclusive for limited purposes, and that in either case do not materially detract from the value of the affected asset in the hands of the Borrower and the Subsidiaries, or interfere with the ordinary conduct of business of the Borrower and the Subsidiaries taken as a whole, or require the Borrower or any Subsidiary to obtain any license of or other right to use such Intellectual Property from the licensee in order to continue to conduct such business, (B) in connection with the extension of the business or operations of the Borrower and the Subsidiaries into any foreign country in which their business and operations on the date hereof are not material to the business and operations of the Borrower and the Subsidiaries taken as a whole, grants of outbound licenses of such Intellectual Property that are exclusive with respect to such country and (C) grants to one or more Foreign Subsidiaries for international tax planning purposes of outbound licenses of such Intellectual Property that are exclusive with respect to one or more foreign countries, provided that (x) each such Foreign Subsidiary shall be a wholly-owned Subsidiary, (y) neither any such Foreign Subsidiary nor any other Subsidiary that is not a Subsidiary Guarantor and that owns directly or indirectly any Equity Interest in any such Foreign Subsidiary shall be liable for (and the Borrower agrees that no such Subsidiary shall, after the grant of any such license, create, incur, assume or permit to exist) any Indebtedness (other than (1) such license if it is deemed to be a Capital Lease Obligation or (2) Indebtedness permitted by Section 6.01(b), provided that Indebtedness owed to Disqualified Subsidiary Lenders by all such Subsidiaries shall not at any time exceed $500,000,000 in the aggregate; or (3) Indebtedness permitted by Section 6.01(f)) and (z) such licenses do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower and the Subsidiaries taken as a whole), and (iv) any income or revenues (including accounts receivable) or rights in respect of any thereof (other than (A) the sale or discount of accounts receivable more than 90 days overdue in connection with the collection or compromise thereof (but not as part of a securitization or other financing transaction), (B) the sale of accounts receivable or the transfer of any income or revenues by the Borrower and the Subsidiaries to the Credit Parties or by the Subsidiaries that are not Credit Parties to the Borrower and the Subsidiaries and (C) the sale of accounts receivable or the transfer of any income or revenues by the Borrower or its Subsidiaries as part of the sale of a Subsidiary or line of business not otherwise prohibited hereby).
Section 6.04. Hedge Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Hedge Agreement, except Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (but in no event for speculative or trading purposes).
Section 6.05. Restricted Junior Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Borrower or any Subsidiary may declare and pay dividends, and make other distributions, with respect to its Equity Interests payable solely in additional Equity Interests, (b) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests ratably to the holders of such Equity Interests, (c) the Borrower and its Subsidiaries may make Restricted Junior Payments, not exceeding $100,000,000 in the aggregate for any Fiscal Year, (d) the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to directors, officers, employees or other providers of services to the Borrower and the Subsidiaries in an amount required to satisfy tax withholding obligations related to the vesting, settlement or exercise of such Equity Interests or rights, and may issue common Equity Interests to settle rights in respect of Equity Interests, and (e) the Borrower may make additional cash Restricted Junior

Payments so long as at the time of and after giving effect to each such Restricted Junior Payment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the sum of the amount such Restricted Junior Payment and the aggregate amount of all prior Restricted Junior Payments made in reliance on this clause (e) shall not exceed 50% of the Borrower’s aggregate Consolidated Net Income for all completed Fiscal Years for which the financial statements required by Section 5.01(b) shall have been delivered, commencing with the Fiscal Year ending December 31, 2013, taken as a single accounting period and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower demonstrating compliance with clauses (i) and (ii) above, together with, in the case of clause (ii), reasonably detailed calculations in support thereof.
Section 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Borrower and the Subsidiaries, (c) any Restricted Junior Payment permitted by Section 6.05, (d) issuances by the Borrower of Equity Interests and receipt by the Borrower of capital contributions, (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary, (f) transactions not required to be disclosed under Item 404 of Regulation S-K, (g) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower, provided, however, that such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity, (h) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited hereby, and (i) transactions approved by the board of directors of the Borrower or any authorized committee thereof, provided that such approval shall have included a determination by the board of directors or such committee, as the case may be, that such transaction is fair to, and in the best interests of, the Borrower.
ARTICLE 7
EVENTS OF DEFAULT
If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due the principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise, or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due;

(b)    Default in Other Agreements. (i) The Borrower or any Subsidiary shall fail to make any payment or payments (whether of principal, interest, termination payment or other payment obligation) in respect of Indebtedness constituting Material Indebtedness after such payment or payments shall have become immediately due and payable, and all grace periods provided for in the agreements governing such Material Indebtedness shall have expired, or (ii) any other event or condition shall occur which results in the acceleration of the maturity (or, in the case of any Hedge Agreement, the termination) of any Material Indebtedness;
(c)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by the Borrower or any other Credit Party in any Credit Document or in any notice or certificate at any time given by or on behalf of the Borrower or any other Credit Party in writing pursuant to or in connection with any Credit Document shall be inaccurate as of the date made or deemed made, except insofar as the inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated hereby (or result in a violation of applicable law by such Person);
(d)    Other Defaults Under Credit Documents. The Borrower or any other Credit Party shall default in the performance of or compliance with any term contained herein or in any of the other Credit Documents giving effect to all materiality and Material Adverse Effect qualifications set forth therein, other than any such term referred to in any other clause of this Article 7, and such default shall not have been remedied, waived or otherwise eliminated within 30 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default (unless at any time prior to the exercise by the Lenders of remedies under the last paragraph of this Article 7 such default shall have been waived, remedied or otherwise eliminated);
(e)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, which decree or order shall not be stayed; or any other similar relief shall be granted under any applicable Federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any Material Subsidiary; and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;
(f)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) the Borrower or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (g) or clause (f) above;
(g)    Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, unless, in the reasonable opinion of the Requisite Lenders, such insurer is not financially sound and the Administrative Agent has notified the Borrower of such determination in writing), shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days, if at the end of such period execution shall not be effectively stayed;
(h)    Employee Benefit Plans. There shall occur one or more ERISA Events that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)    Guarantees and Credit Documents. At any time after the execution and delivery thereof, (i) any Guarantee purported to be created under any Credit Document for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms or by reason of an act or omission or change in the status of the beneficiary thereof) or shall be declared to be null and void or any Subsidiary Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof or by reason of an act or omission or change in the status of the beneficiary thereof) or shall be declared null and void or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party; or

(j)    Permitted Subordinated Indebtedness. Any Permitted Subordinated Indebtedness or any Guarantee thereof shall cease to be validly subordinated to the Obligations as required hereunder, or any Credit Party or any Affiliate of any Credit Party shall so assert;
THEN, (i) upon the occurrence of any Event of Default described in clauses(e) or (f) of this Article 7, automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrower by the Administrative Agent, the Commitments shall terminate and each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (A) the unpaid principal amount of and accrued interest on the Loans and (B) all other Obligations.
ARTICLE 8
THE ADMINISTRATIVE AGENT
Section 8.01. Appointment of the Administrative Agent. JPMCB is hereby appointed the Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes JPMCB to act as the Administrative Agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary (it being understood that nothing in this Section 8.01 shall limit the express agreements of the Administrative Agent set forth in this Agreement and the other Credit Documents). As of the Closing Date, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as Arrangers, shall have no obligations, in such capacities, under this Agreement but shall be entitled to all benefits of this Article 8. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby agree that no bookrunner, documentation agent, managing agent or co-agent named on the cover of this Agreement shall have any rights, duties, responsibilities or liabilities in such respective capacity under this Agreement, nor shall any such Person have the authority to take any action hereunder in its capacity as such.
Section 8.02. Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
Section 8.03. General Immunity. (a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as the Administrative Agent shall believe in good faith to be required, to give such instructions under Section 9.05) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as the Administrative Agent shall believe in good faith to be required, to give such instructions under Section 9.05). The Administrative Agent shall incur no liability to any Person in acting upon any telephonic notice permitted to be given by the Borrower hereunder that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.
(c)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to and may be asserted directly by any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.
Section 8.04. Administrative Agent Entitled to Act as Lender. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.

Section 8.05. Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with the Loans and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and the Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on any Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, the Requisite Lenders or the Lenders, as applicable, on the Closing Date.
Section 8.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent (and any sub-agent thereof) and any Related Party of any of the foregoing, to the extent that the Administrative Agent (or any sub-agent thereof) or any such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any such Related Party in exercising the powers, rights and remedies, or performing the duties, of the Administrative Agent under the Credit Documents or otherwise in relation to the capacity of the Administrative Agent as such; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 8.06, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto determined by the Administrative Agent).
Section 8.07. Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (a) 30 days after delivery of the notice of resignation, (b) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders or (c) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Requisite Lenders nor the Administrative Agent has appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.
Section 8.08. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all reasonable expenses (including reasonable legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE 9
MISCELLANEOUS
Section 9.01. Notices. (a) Generally. Any notice or other communication hereunder given to the Borrower, the Administrative Agent or any Lender that is a party hereto on the date hereof shall be given to such Person at its address as set forth on Schedule 9.01 or, in the case of any other Lender, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in paragraph (b) below, each notice or other communication hereunder shall be in writing and shall be delivered by hand or sent by facsimile, courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 8.03(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each of the other parties hereto.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    The Borrower understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent (including any violation of law by the Administrative Agent constituting any of the foregoing), as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Related Parties warrants the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform, and each of the Administrative Agent and its Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.
(iv)    The Borrower and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v)    In distributing any Confidential Information through, or storing any Confidential Information on, the Platform, the Administrative Agent shall use the security features and functionality of the Platform that are at least as protective as those employed by it with respect to confidential materials of similar nature of its other clients. Each of the Administrative Agent and the Lenders shall grant access to any such Confidential Information distributed or stored on the Platform only to those of its employees as constitute persons to whom disclosure of Confidential Information is permitted under Section 9.17 (it being further understood and agreed that (A) each such person shall use any such Confidential Information only in connection with this Agreement and the other Credit Documents and (B) the Administrative Agent or such Lender, as the case may be, shall be responsible for compliance by such person with the terms of Section 9.17 with respect to any such Confidential Information).
(c)    Notices of Default or Event of Default. Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
Section 9.02. Expenses. The Borrower agrees to pay (a) the reasonable fees and expenses of outside counsel incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with the post-closing administration of the Credit Documents or any amendments, modifications or waivers of the provisions of any Credit Document (whether or not the transactions contemplated thereby shall be consummated); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (and appropriate local counsel) for all Persons covered under this clause (a), unless there are actual or potential conflicting interests between or among such persons arising out of the matters within the scope of this clause (a), and (b) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable fees, expenses and disbursements of outside counsel and costs of settlement, incurred by the Administrative Agent or any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 9.02 shall be payable promptly after written demand therefor.
Section 9.03. Indemnity. (a) In addition to the payment of expenses pursuant to Section 9.02, the Borrower agrees to indemnify, pay and hold harmless the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Related Party of any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that the Borrower shall have no obligation to any Indemnitee under this paragraph with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x) the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (y) a claim brought by the Borrower or any Subsidiary of the Borrower against any Indemnitee for material breach of such Indemnitee’s express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Credit Document, if the Borrower or such Subsidiary has obtained a final, non-appealable judgment of a court of competent jurisdiction in its favor on such claim or (ii) any settlement with respect to such Indemnified Liabilities which is entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed taking into account, among other relevant matters, the likelihood of non-monetary injury to each Indemnitee). To the extent that the undertakings to indemnify, pay and hold harmless set forth in this paragraph may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. All amounts due under this paragraph shall be payable promptly after written demand therefor. This Section 9.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, for itself and on behalf of its Affiliates, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, as a result of or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act, omission or event occurring in connection therewith, and the Borrower, for itself and on behalf of its Affiliates, hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favor.
Section 9.04. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and is continuing, each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or any other Person (other than the Administrative Agent), but subject to the approval of the Requisite Lenders, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provision or final, in whatever currency, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding trust accounts) or other amounts at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of the obligations then due of the Borrower to such Lender hereunder and under the other Credit Documents, irrespective of whether or not such Lender shall have made any demand hereunder.
Section 9.05. Amendments and Waivers. (a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to paragraphs (b) and (c) below, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:
(i)    increase any Commitment or postpone the scheduled expiration of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);
(ii)        extend the scheduled final maturity date of any Loan;
(iii)        waive or postpone the payment of interest on any Loan or any fee payable hereunder;
(iv)        reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07) or any fee payable hereunder;
(v)        reduce the principal amount of any Loan;
(vi)        waive, amend or otherwise modify any provision of Section 9.05(a) or this Section 9.05(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder;
(vii)    amend the definition of term “Requisite Lenders” or the term “Pro Rata Share” or Section 2.12(c) or 2.13;
(viii)    release all or substantially all of the Subsidiary Guarantors from the Guarantee under the Guarantee Agreement (except as expressly provided in the Credit Documents); or
(ix)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any matter described in clauses (vi), (vii), (viii) and (ix).

(c)    Other Consents. No waiver, amendment or other modification of any Credit Documents or any provision thereof, or any consent to any departure by any Credit Party therefrom, shall waive, amend or otherwise modify any provision of Article 8 as the same applies to the Administrative Agent, or any other provision of any Credit Document as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent.
(d)    Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any waiver, amendment, modification or consent effected in accordance with this Section 9.05 shall be binding upon each Person that is, at the time of the effectiveness thereof, a Lender and each Person that subsequently becomes a Lender and, if signed by a Credit Party, upon such Credit Party.
Section 9.06. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. None of the Borrower’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated without the prior written consent of all the Lenders (and any attempted assignment or delegation by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 9.06(g) (to the extent provided in clause (iii) of such Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, the Arrangers or any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt by the Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.06(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of an assignment or transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)    Right to Assign. Each Lender shall have the right, subject to the notice and consent requirements set forth below in this Section 9.06(c), at any time to assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and the Loans owing to it, to:
(i)    any Eligible Assignee upon the giving of notice to, and the receipt of the prior written consent of, the Borrower and the Administrative Agent (the consent of the Administrative Agent not to be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required (A) for an assignment to an Eligible Assignee of the type referred to in clause (a) of the definition of such term or (B) if an Event of Default shall have occurred and is continuing; and
(ii)    in the case of any such assignment or transfer (other than to any Person meeting the criteria of clause (a) of the definition of the term “Eligible Assignee”), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $100,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the entire remaining amount of the Commitment or Loans of the assigning Lender); and
(iii)    each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder.
(d)    Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to JPMCB or any Affiliate thereof or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitment or Loans for its own account in the ordinary course and without a view to distribution of such Commitment or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.06, the disposition of such Commitment or Loans or any interests therein shall at all times remain within its exclusive control).
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 9.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 9.08) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 9.08); (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments or outstanding Loans of the assignee and/or the assigning Lender.
(g)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than to any Credit Party or any Affiliate thereof) in all or any part of its Commitments or Loans or in any other Obligation.
(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any waiver, amendment, modification or consent that is described in Section 9.05(b) that affects such Participant or requires the approval of all the Lenders.
(iii)    The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 9.06(c) and 9.06(d); provided that (A) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent, and (B) a participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with and be subject to Sections 2.16, 2.17 and 2.19 as though it became a Lender pursuant to an Assignment Agreement; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any participant. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender; provided that such participant agrees to be subject to Section 2.13 as though it were a Lender.
(iv)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or other Obligations owed to such Lender and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or to any other central bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank or other central bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
Section 9.07. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 9.08. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14(c), 2.15, 2.16, 9.02, 9.03, 9.04 and, to the extent set forth therein, 9.17 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 9.09. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
Section 9.10. Marshalling; Payments Set Aside. None of the Administrative Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the

Administrative Agent or any Lender, or the Administrative Agent or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 9.13. Headings. Article, Section and paragraph headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 9.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
Section 9.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM

NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
Section 9.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON THIS AGREEMENT OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.17. Confidentiality. The Administrative Agent and each Lender shall keep confidential in accordance with this Section 9.17 all non public information disclosed to it by the Borrower or any Subsidiary at any time on or after the date hereof regarding the business, operations, assets, liabilities and financial condition of the Borrower and the Subsidiaries, including any product plans and designs, software, technology, inventions, business plans and opportunities and financial statements but excluding the existence and the terms and conditions of this Agreement, including Exhibits and Schedules hereto (other than any such Schedule setting forth any such information regarding the Borrower and the Subsidiaries), and the other Credit Documents (collectively, the “Confidential Information”). The Administrative Agent and each Lender agrees that it shall not publicly disclose, or make any public statement regarding the existence and the terms or conditions of, this Agreement and the other Credit Documents, including any of the Exhibits and Schedules hereto and thereto. Each of the Administrative Agent and the Lenders further agrees that it (a) shall use the Confidential Information only in connection with this Agreement and the other Credit Documents, including exercising its rights and remedies thereunder or administering the terms thereof, (b) shall take reasonable precautions with respect to the confidentiality of the Confidential Information that are at least as protective as precautions employed by it with respect to confidential materials of similar nature of its other clients, (c) shall not reverse engineer or remove any proprietary markings from any Confidential Information and (d) except as otherwise permitted under this Section 9.17, shall not disclose any Confidential Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower. Notwithstanding the foregoing, it is understood and agreed by the Borrower that the Administrative Agent may disclose any Confidential Information to the Lenders, and the Administrative Agent and each Lender may make (i) disclosures of any Confidential Information to its Affiliates in connection with this Agreement and the other Credit Documents, (ii) disclosures of any Confidential Information to its and its Affiliates’ respective directors, officers, credit and loan administration personnel, internal management and credit committee members, administrative personnel, conflicts and compliance personnel, personnel involved in swap transactions with the Borrower or its Affiliates, legal advisers (including outside counsel), auditors and other personnel, advisors and agents directly involved in the transactions contemplated hereby (other than, for the avoidance of doubt, any research analyst), in each case on a “need to know” basis (and to other Persons authorized by the Administrative Agent or such Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep such information confidential in accordance herewith, (iii) disclosures of any Confidential Information to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or Loans or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the borrower and its obligations or to any provider of credit insurance relating to the Borrower and its obligations, provided that (A) in the case of any such assignee or transferee in connection with any assignment and transfer requiring the prior written consent of the Borrower under Section 9.06(c), no Confidential Information other than the Limited Confidential Information may be disclosed to such assignee or transferee without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) (it being understood that such written consent, if obtained, shall in any event permit disclosures of the Standard Credit Information), (B) subject to clause (A) above, no Confidential Information other than Standard Credit Information may be disclosed without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and (C) such assignees, transferees, participants, counterparties and advisors are advised of and agree, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures) to be bound by either the provisions of this Section 9.17 or other provisions that are at least as restrictive as the provisions of this Section 9.17, (iv) disclosure of any Confidential Information to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from the Administrative Agent or such Lender, as the case may be, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures of any Confidential Information to any other party to this Agreement (it being understood that such other party shall continue to be subject to the agreements set forth in this Section 9.17), (vii) disclosures required or requested by any Governmental Authority or by any self-regulatory authority, such as the NAIC, or pursuant to legal or judicial process, provided that, unless prohibited by applicable law, court order or rules and regulations of any Governmental Authority or self-regulatory authority, (A) the Administrative Agent or such Lender, as the case may be, shall take commercially reasonable efforts to promptly notify the Borrower of any request by any Governmental Authority or any such self-regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of the Administrative Agent or such Lender (or any Affiliate of any of the foregoing) by such Governmental Authority or self-regulatory authority) for disclosure of any such Confidential Information prior to the disclosure thereof and shall (other than in connection with any such examination where it is not practicable to do so under the circumstances) take commercially reasonable precautions to preserve the confidentiality of any Confidential Information subject to such disclosure and (B) the Administrative Agent or such Lender, as the case may be, agrees to use reasonably diligent efforts to assist (other than in connection with any request referred to in the second preceding parenthetical) the Borrower, at the Borrower’s sole cost and expense, in seeking to limit the disclosure of such Confidential Information or to obtain confidential treatment or protective order therefor, and (viii) disclosures to the extent such Confidential Information (A) has become publicly available other than as a result of a breach of this Section 9.17 or (B) becomes available to the Administrative Agent, any Lender or any Affiliate of any the foregoing from a source other than the Borrower or any Subsidiary to the extent such information is not known by the Administrative Agent, such Lender or such Affiliate to be subject to a confidentiality agreement between such source and the Borrower or any Subsidiary, provided that if the Administrative Agent, such Lender or such Affiliate subsequently obtains knowledge that such information is subject to such confidentiality agreement, any further disclosure thereof may only be made to the extent otherwise permitted by this Section 9.17, and provided further that none of the Administrative Agent, any Lender or any Affiliate of any of the foregoing shall have any liability for any disclosure of such information prior to obtaining knowledge of any such confidentiality agreement. To the extent that the Administrative Agent or any Lender provides any Confidential Information to any of its Affiliates or its or any of its Affiliates’ respective directors, officers and other personnel referred to in clause (ii) above, the Administrative Agent or such Lender, as applicable, shall be responsible for compliance by such Affiliate and such persons with the terms of this Section 9.17. The obligations under this Section 9.17 shall survive any termination of this Agreement and, with respect to any Confidential Information, shall expire three years after the date of receipt of such Confidential Information. Any Confidential Information disclosed by the Borrower to any Lender pursuant to a non-disclosure agreement between the Borrower and such Lender shall become subject to the terms of this Section 9.17 as if disclosed to such Lender on the date hereof. Neither the Administrative Agent nor any Lender shall acquire any intellectual property rights in any Confidential Information disclosed to it. Each of the Administrative Agent and the Lenders acknowledges that any breach of this Section 9.17 may cause irreparable harm for which monetary damages are an insufficient remedy and, as a consequence thereof, upon any breach of this Section 9.17, the Borrower shall be entitled to seek appropriate equitable relief in addition to any remedies available to the Borrower at law.
Section 9.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 9.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract.
Section 9.20. Effectiveness; Entire Agreement. Subject to Article 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any other provisions of any separate letter agreements with respect to fees payable to the Arrangers or the Administrative Agent or other matters that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect) and JPMCB and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
Section 9.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, on behalf of itself and each other Credit Party, that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
Section 9.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.23. Non-Public Information. (a) In the event the Borrower shall have any Equity Interests or other securities registered under Section 12 of the Exchange Act or otherwise files or is required to file reports under Section 15(d) of the Exchange Act, the Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if any document, notice or other information required to be delivered hereunder is being distributed through the Platform, any information that the Borrower has indicated contains Non-Public Information will not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document, notice or other information provided to the Administrative Agent by or on behalf of the Borrower or any Subsidiary contains Non-Public Information, the Administrative Agent reserves the right to post such information solely on the portion of the Platform designated for Lenders that wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries and its and their securities. Notwithstanding the foregoing, nothing in this Section 9.23 shall create any obligation on the Borrower to indicate whether any information contains Non-Public Information, it being further agreed that if any such indication is provided by the Borrower in its discretion, such indication shall create no obligation on the Borrower to provide any such indication in the future.
(b)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United State federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non Public Information with respect to the Borrower, the Subsidiaries or its or their securities.
Section 9.24. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower. The Borrower acknowledges and agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its Affiliates or its stockholders. The Borrower further acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Affiliates or its stockholders with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its Affiliates or its stockholders on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as a principal and not as the agent or fiduciary of any Credit Party, its Affiliates, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Credit Parties, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FACEBOOK, INC.
By:	/s/ David Ebersman
Name: David Ebersman
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender,
By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[Signature Page to Credit Agreement]

Name of Institution: Bank of America, N.A.
By:	/s/ Lisa W. Reiter
Name: Lisa W. Reiter
Title: Director

[Signature Page to Credit Agreement]

Name of Institution: BARCLAYS BANK PLC
By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.
By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BNP Paribas
By:	/s/ Joseph Mack
Name: Joseph Mack
Title: Vice President

BNP Paribas
By:	/s/ Liz Cheng
Name: Liz Cheng
Title: Vice President

[Signature Page to Credit Agreement]

Citibank N.A.
By:	/s/ James Walsh
Name: James Walsh
Title: Vice President

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA
By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA
By:	/s/ Mark Gronich
Name: Mark Gronich
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Michael D’Onofrio
Name: Michael D’Onofrio
Title: Authorized Signatory

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association
By:	/s/ Thomas Rogers
Name: Thomas Rogers
Title: Senior Vice President

[Signature Page to Credit Agreement]

Standard Chartered Bank
By:	/s/ Johanna Minaya
Name: Johanna Minaya
Title: Associate Director

By:	/s/ Andrew Y. Ng
Name: Andrew Y. Ng
Title: Director

[Signature Page to Credit Agreement]

The Royal Bank of Scotland plc
By:	/s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

[Signature Page to Credit Agreement]

U.S. Bank National Association
By:	/s/ Richard J. Ameny Jr.
Name: Richard J. Ameny Jr.
Title: Vice President

[Signature Page to Credit Agreement]

Bank of the West
By:	/s/ Helen Huang
Name: Helen Huang
Title: Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

[Form of] Assignment and Assumption Agreement
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date, the interest in and to all of the Assignor’s rights and obligations in respect of the Commitments and Loans under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations in respect thereof under the Credit Agreement and such other documents and instruments (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor: ______________________

2.	Assignee: ______________________ [and is an Affiliate/Related Fund][1]

3.	Borrower: Facebook, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent

5.	Credit Agreement: Credit Agreement dated as of August [ ], 2013, among Facebook, Inc., a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent

6.	Assigned Interest:
_______________________

1 Select as applicable.

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$______________	$______________	____________%
$______________	$______________	____________%

7.    Effective Date: ______________, 201_ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________
_________________________
_________________________
Attention:
Fax:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Fax:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________
_________________________
_________________________
Attention:
Fax:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Fax:

Wire Instructions:

____________________________

2 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],
by

Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE],
by

Name:
Title:

[Consented to and][3] Accepted:
JPMorgan Chase Bank, N.A., as the Administrative Agent,

by

Name:
Title:

[Consented to:][4]
Facebook, Inc.,

by

Name:
Title:

_______________________________
3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to
Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made as follows:
From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

3.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT B

[Form of] Certificate re Non-Bank Status

Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
Pursuant to Section 2.16(c) of the Credit Agreement, [name of Lender] hereby certifies that it is not a “bank” or any other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended from time to time.

[NAME OF LENDER],
by

Name:
Title:

EXHIBIT C

[Form of] Closing Date Certificate
Reference is made to the Credit Agreement dated as of August [ ], 2013 (the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The undersigned hereby certifies as follows:
(a) I am an Authorized Officer of the Borrower.
(b) I have reviewed the terms and conditions of the Credit Agreement and have made, or caused to be made under my supervision, such examination or investigation (including review of other agreements and instruments binding on the Borrower) as I have deemed necessary in order to make the certifications set forth below.
(c) Based upon my review, examination and investigation described in the preceding paragraph, I hereby certify, on behalf of the Borrower, that as of the date hereof:
(i) the representations and warranties of each Credit Party set forth in each Credit Document are true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of the date hereof to the same extent as though made on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty was true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of such prior date; provided that, in each case, such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(ii) no condition or event has occurred and is continuing or would result from the consummation of the Transactions that would constitute a Default or an Event of Default; and
(iii) the condition set forth in Section 3.01(e) of the Credit Agreement has been satisfied.
(d) The Borrower has requested that Davis Polk & Wardwell LLP, legal counsel to the Credit Parties, deliver to the Administrative Agent a legal opinion, dated the Closing Date and addressed to the Administrative Agent and the Lenders.

The foregoing certifications are made and delivered as of the date first written above

FACEBOOK, INC.,
by

Name:
Title:

EXHIBIT D

[Form of] Compliance Certificate
Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The undersigned hereby certifies as follows:
(a) I am an Authorized Officer of the Borrower.
(b) I have reviewed the terms and conditions of the Credit Agreement and have made, or caused to be made under my supervision, a reasonably detailed review of the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements.
(c) The review referred to in the preceding paragraph did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth on Annex A hereto, which describes in detail the nature of any such condition or event, the period during which such condition or event has existed and any action which the Borrower has taken, is taking, or proposes to take with respect to such condition or event.
(d) Attached hereto as Exhibit A are the consolidated financial statements of the Borrower and the Subsidiaries as of the last day of and for the [Fiscal Quarter] [Fiscal Year] ended on [mm/dd/yy]. Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the end of such [Fiscal Quarter] [Fiscal Year] and the consolidated results of their operations and their cash flows for such [Fiscal Quarter] [Fiscal Year] in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), subject to, in the case of financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement, changes resulting from audit and normal year end adjustments.
(e) All notices and certificates required to be provided by the Borrower pursuant to Sections 5.01(d), 5.01(e) and 5.07 of the Credit Agreement have been provided in accordance with such Sections.

(f) Set forth on Annex B hereto are reasonably detailed calculations of the aggregate amount of Capital Lease Obligations and other Indebtedness outstanding under Section 6.01(d) or Section 6.01(h) of the Credit Agreement as of [mm/dd/yy]1.
[Signature page follows]

_____________________________
1Must be the last day of the most recent Fiscal Quarter covered by the financial statements attached hereto as Exhibit A or, if reasonably available, a recent date prior to the date of delivery of this Compliance Certificate.

The foregoing certifications, together with the description and computations set forth on Annexes A and B, respectively, and the financial statements attached hereto as Exhibit A, are made and delivered on [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

FACEBOOK, INC.,
by

Name:
Title:

Annex A to
Compliance Certificate

Defaults and Events of Default

Annex B to
Compliance Certificate

Indebtedness Under Section 6.01 of the Credit Agreement

All amounts set forth as of [mm/dd/yy]
(I) Indebtedness created under the Credit Documents (Section 6.01(a)):	$[___,___,___]
(II) Capital Lease Obligations (exclusive of (i) the amount of the Capital Lease Obligations in respect of the Borrower’s headquarters complex and (ii) Sale/Leaseback Transactions) (Section 6.01(d)(i)):
$[___,___,___]
(III) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets or assumed in connection with the acquisition of any such assets (Section 6.01(d)(ii)):
$[___,___,___]
(IV) Sale/Leaseback Transactions and Refinancing Indebtedness in respect thereof[1]:	$[___,___,___]
(V) Refinancing Indebtedness in respect of any such other Indebtedness incurred pursuant to clause 6.01(d)(i) (exclusive of the amount of any Refinancing Indebtedness in respect of (i) the Capital Lease Obligations in respect of the Borrower’s headquarters complex and (ii) Sale/Leaseback Transactions) or 6.01(d)(ii) (Section 6.01(d)(iii)):
$[___,___,___]
(VI) Pre-existing Indebtedness of acquired Subsidiaries and any Refinancing Indebtedness in respect thereof (Section 6.01(e))[2]:	$[___,___,___]
(VII) Indebtedness outstanding under Section 6.01(h):	$[___,___,___]
Total (II) + (III) + (IV)+(V):[3]	$[___,___,___]
Total (I)+(II)+(III)+(IV)+(V)+(VI)+(VII):[4]	$[___,___,___]

______________________________________
1Cannot exceed $750,000,000.
2Cannot exceed $500,000,000.
3Cannot exceed $3,000,000,000.
4Cannot exceed $10,000,000,000.

Exhbit A to
Compliance Certificate

Financial Statements

EXHIBIT E

[Form of] Conversion/Continuation Notice
Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The Borrower hereby requests, in accordance with Section 2.06 of the Credit Agreement, the conversion and/or continuation of Loans, effective as of [mm/dd/yy],1 as follows:

$[___,___,___]	Eurodollar Rate Loans to be continued with an Interest Period of [____] month(s)[2]

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [____] month(s)[2]

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

The Borrower hereby certifies that, as of the date hereof, no condition or event has occurred and is continuing or would result from the Borrowing hereunder that would constitute a Default or an Event of Default.

[Signature page follows]

_______________________________
1 Must be a Business Day.
2 Shall be subject to the definition of “Interest Period” and can be a period of one, two or three months. Cannot extend beyond the Maturity Date.

Date: [mm/dd/yy]

FACEBOOK, INC.,
by

Name:
Title:

EXHIBIT F

[Form of] Funding Notice
Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The Borrower hereby requests, in accordance with Section 2.01(b) of the Credit Agreement, that the Lenders make Loans to the Borrower on [mm/dd/yy]1 (the “Credit Date”) as follows:

Base Rate Loans: Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):[2]	$[___,___,___] $[___,___,___]

The Borrower hereby certifies that:
(a)the representations and warranties of each Credit Party set forth in each Credit Document (other than the representations and warranties set forth in Sections 4.08 and 4.09 of the Credit Agreement) are true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of the date hereof to the same extent as though made on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty was true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of such prior date; provided that, in each case, such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
(b)    as of the Credit Date, no condition or event has occurred and is continuing or would result from the Borrowing hereunder that would constitute a Default or an Event of Default.
[Signature page follows]
____________________________
1 Must be a Business Day prior to the Commitment Termination Date.
2 Shall be subject to the definition of “Interest Period” and can be a period of one, two or three months.

Date: [mm/dd/yy]

FACEBOOK, INC.,
by

Name:
Title:

EXHIBIT G
[FORM OF] GUARANTEE AGREEMENT dated as of August [ ], 2013 (this “Agreement”), among FACEBOOK, INC., a Delaware corporation (the “Borrower”), the SUBSIDIARY GUARANTORS party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent, on behalf of itself and the other Guaranteed Parties.
Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMCB, as the Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Guarantors will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b)    The rules of construction specified in Sections 1.02 and 1.04 of the Credit Agreement apply to this Agreement, mutatis mutandis.
Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Agreement” as defined in the preamble hereto.
“Borrower” as defined in the preamble hereto.
“Credit Agreement” as defined in the preliminary statement hereto.
“Guaranteed Obligations” means (a) the due and punctual payment by the Borrower of the Obligations and (b) the due and punctual payment and performance of all other obligations of each other Credit Party under or pursuant to each Credit Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Guaranteed Parties” means (a) each Lender, (b) the Administrative Agent, (c) the Arranger, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (e) the successors and assigns of each of the foregoing.
“JPMCB” as defined in the preamble hereto.
“Subsidiary Guarantors” means the Subsidiaries identified on Schedule I hereto and each other Subsidiary that becomes a party to this Agreement after the Closing Date pursuant to Section 5.17; provided that if a Subsidiary is released from its obligations as a Subsidiary Guarantor under this Agreement as provided in Section 5.16(b), such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.
“Supplement” means an instrument in the form of Exhibit A hereto, or any other form approved by the Administrative Agent.
ARTICLE 2
THE GUARANTEES
Section 2.01. Guarantee. Each Subsidiary Guarantor irrevocably and unconditionally guarantees to each of the Guaranteed Parties, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Guaranteed Obligations. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Guaranteed Obligation. Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Credit Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.
Section 2.02. Guarantee of Payment; Continuing Guarantee. Each Subsidiary Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any security held for the payment of any of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the Borrower, any other Credit Party or any other Person. Each Subsidiary Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Guaranteed Obligations, whether currently existing or hereafter incurred.

Section 2.03. No Limitations. (a) Except for the termination or release of a Subsidiary Guarantor’s obligations hereunder as expressly provided in Sections 5.16(a) and 5.16(b), the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, unenforceability or impossibility in the performance of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Sections 5.16(a) and 5.16(b), the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or other wise affected by:
(i)    the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise,
(ii)    any rescission, waiver, amendment or other modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Agreement,
(iii)    the release of any security held by the Administrative Agent or any other Guaranteed Party for any of the Guaranteed Obligations,
(iv)    any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or
(v)    any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.
Each Subsidiary Guarantor expressly authorizes the Guaranteed Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of such Subsidiary Guarantor hereunder.
(b)    To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Credit Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Credit Party, other than the indefeasible payment in full in cash of all the Guaranteed Obligations. The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other Credit Party, as the case may be, or any security.
Section 2.04. Reinstatement. Each Subsidiary Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization of the Borrower or any other Credit Party or otherwise.
Section 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided above, all rights of such Subsidiary Guarantor against the Borrower or any other Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 3.
Section 2.06. Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks assumed or incurred by such Subsidiary Guarantor hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise such Subsidiary Guarantor of any information known to any Guaranteed Party regarding such circumstances or risks.
ARTICLE 3
INDEMNITY, SUBROGATION AND SUBORDINATION
Section 3.01. Indemnity and Subrogation. In addition to all rights of indemnity and subrogation the Subsidiary Guarantors may have under applicable law (but subject to Section 3.03) in respect of any payment hereunder, the Borrower agrees that in the event a payment of any obligation of the Borrower shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
Section 3.02. Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any Guaranteed Obligation and such other Subsidiary Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the sum of the respective net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 5.17, the date of the Supplement pursuant to which such Subsidiary Guarantor became a party hereto). Any Contributing Party making any payment to any Claiming Party pursuant to this Section 3.02 shall (subject to Section 3.03) be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.
Section 3.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 3.01 and 3.02 and all other rights of the Subsidiary Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of the Borrower or any Subsidiary Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that (a) the execution, delivery and performance by such Subsidiary Guarantor of this Agreement are within such Subsidiary Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action, and that this Agreement has been duly executed and delivered by such Subsidiary Guarantor and is the legally valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and (b) all representations and warranties as to such Subsidiary Guarantor set forth in each Credit Document are true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of the date hereof to the same extent as though made on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty was true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of such prior date; provided that, in each case, such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
ARTICLE 5
MISCELLANEOUS
Section 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.
Section 5.02. Expenses. The Subsidiary Guarantors, jointly and severally, agree to reimburse the Administrative Agent for its expenses incurred hereunder or in connection herewith as provided in Section 9.02 of the Credit Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “the Subsidiary Guarantors”. All amounts due under this Section 5.02 shall be payable promptly after written demand therefor.

Section 5.03. Waiver. To the extent permitted by applicable law, each Subsidiary Guarantor shall not assert, and hereby waives, for itself and on behalf of its Affiliates, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, as a result of or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act, omission or event occurring in connection therewith, and each Subsidiary Guarantor, for itself and on behalf of its Affiliates, hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favor.
Section 5.04. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and is continuing, each Lender is hereby authorized by each Subsidiary Guarantor at any time or from time to time, without notice to such Subsidiary Guarantor or any other Person (other than the Administrative Agent), but subject to the approval of the Requisite Lenders, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provision or final, in whatever currency, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding trust accounts) or other amounts at any time held or owing by such Lender to or for the credit or the account of such Subsidiary Guarantor against and on account of the obligations then due of such Subsidiary Guarantor to such Lender hereunder and under the other Credit Documents, irrespective of whether or not such Lender shall have made any demand hereunder.
Section 5.05. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the Subsidiary Guarantors, subject to any consent required in accordance with Section 9.05 of the Credit Agreement and to the other terms of Section 9.05 of the Credit Agreement.
Section 5.06. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No rights or obligations hereunder of any Subsidiary Guarantor, nor any interest therein, may be assigned or delegated (and any such attempted assignment or delegation by any Subsidiary Guarantor shall be null and void) except as expressly provided in this Agreement or the Credit Agreement.
Section 5.07. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by any Credit Party hereunder or in any other Credit Document, or in any certificate or instrument delivered in connection with or pursuant to any Credit Document, shall be considered to have been relied upon by the Guaranteed Parties and shall survive the execution and delivery hereof and of the other Credit Documents and the making of the Loans, regardless of any investigation made by or on behalf of any Guaranteed Party and notwithstanding that any Guaranteed Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time of the making of any Loan, and shall continue in full force and effect as long as any Commitment is in effect or the principal of or any accrued interest on any Loan, any commitment fee or any other amount payable under any Credit Document is outstanding and unpaid. The provisions of Sections 5.02, 5.03, 5.04 and 5.19 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 5.08. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Arranger or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Administrative Agent, the Arranger and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Arranger or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
Section 5.09. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 5.10. Headings. Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 5.11.. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
Section 5.12. Consent to Jurisdiction. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 5.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE OTHER GUARANTEED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
Section 5.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON THIS AGREEMENT OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN

THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LENDER/CREDITOR RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 5.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract.
Section 5.15. Effectiveness; Several Agreement. This Agreement shall become effective as to each Subsidiary Guarantor when a counterpart hereof executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.
Section 5.16. Termination; Release. (a) Subject to Section 2.04, this Agreement and the guarantees made herein shall terminate when all the outstanding Guaranteed Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been paid in full in cash and the Commitments of the Lenders have terminated or permanently reduced to zero.
(b)    If the Borrower shall request the release under this Agreement of any guarantee of any Subsidiary Guarantor Article 1 upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor shall (A) cease to be a Subsidiary or (B) cease to be a wholly-owned Material Domestic Subsidiary or Article 2 that became a Subsidiary Guarantor pursuant to clause (b) of the Guarantee Requirement but is no longer required to be a Subsidiary Guarantor to satisfy the Guarantee Requirement, and shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that (x) in the case of any requested release under clause (i) above, such transaction will comply with the terms of the Credit Agreement and (y) in the case of any requested release under clause (i)(B) or (ii) above, after giving effect to such release the Guarantee Requirement shall remain satisfied, the Administrative Agent, if reasonably satisfied that the applicable certificate is correct, shall release the applicable Subsidiary Guarantor from its guarantee hereunder.
(c)    In connection with any termination or release pursuant to Section 5.16(a) or 5.16(b), the Administrative Agent shall execute and deliver to any Credit Party, at such Credit Party's expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.16(c) shall be without recourse to or warranty or representation by the Administrative Agent.
Section 5.17. Additional Subsidiary Guarantors. Pursuant to the Credit Agreement, additional Subsidiaries may be required to become Subsidiary Guarantors after the date hereof. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Supplement, any such Subsidiary shall become a Subsidiary Guarantor hereunder, in each case, with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of the Borrower or any other Subsidiary Guarantor hereunder. The rights and obligations of the Borrower and each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.
Section 5.18. Enforcement of Guarantees. Notwithstanding anything to the contrary in any Credit Document, no Guaranteed Party shall have any right to individually enforce any guarantee of any Subsidiary Guarantor hereunder, it being understood and agreed that all powers, rights and remedies under this Agreement may be exercised solely by the Administrative Agent on behalf of the Guaranteed Parties in accordance with the terms hereof. Each Guaranteed Party, whether or not a party hereto or to the Credit Agreement, will be deemed, by its acceptance of the benefits of the guarantees of the Subsidiary Guarantors hereunder, to have agreed to the provisions of this Section 5.18.
Section 5.19. Certain Acknowledgments and Agreements. Each Subsidiary Guarantor hereby acknowledges the provisions of Sections 2.16 and 9.10 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Guarantor were a party to the Credit Agreement. Each Subsidiary Guarantor hereby agrees that the provisions of Section 9.24 of the Credit Agreement shall apply, mutatis mutandis, to such Subsidiary Guarantor and, in furtherance thereof, makes each of the acknowledgements and agreements made in such Section by the Borrower.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FACEBOOK, INC.,
By:
Name:
Title:

[ ], as a Subsidiary Guarantor,
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, on behalf of itself and the other Guaranteed Parties,
By:
Name:
Title:

Exhibit A to
the Guarantee Agreement
SUPPLEMENT NO. __ dated as of [  ] to the Guarantee Agreement dated as of August [ ], 2013 (the “Guarantee Agreement”), among FACEBOOK, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party thereto (the “Subsidiary Guarantors”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as the Administrative Agent.
(A)    Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMCB, as the Administrative Agent.
(B)    Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement or the Guarantee Agreement, as the context may require.
(C)    The Subsidiary Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to extend credit to the Borrower. Section 5.17 of the Guarantee Agreement provides that additional Subsidiaries may become Subsidiary Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement to become a Subsidiary Guarantor under the Guarantee Agreement in order to induce the Lenders to make Loans under the Credit Agreement and as consideration for Loans previously made.
Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
Section 1.    In accordance with Section 5.17 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the New Subsidiary hereby agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder. Each reference to a "Subsidiary Guarantor" in the Guarantee Agreement shall be deemed to include the New Subsidiary. The Guarantee Agreement is hereby incorporated herein by reference.
Section 2.    The New Subsidiary represents and warrants to the Administrative Agent and the other Guaranteed Parties that Section 1. the execution, delivery and performance by the New Subsidiary of this Supplement are within the New Subsidiary's corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action, and that this Supplement has been duly executed and delivered by the New Subsidiary and is the legally valid and binding obligation of the New Subsidiary, enforceable against the New Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, and Section 2. all representations and warranties as to such New Subsidiary set forth in each Credit Document are true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of the date hereof to the same extent as though made on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty was true and correct in all material respects (except insofar as such inaccuracy thereof would not be material and adverse to the creditworthiness of the Borrower or constitute a material breach of any Credit Document from the point of view of a Person extending credit to the Borrower as contemplated by the Credit Documents) on and as of such prior date; provided that, in each case, such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
Section 3.    This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.
Section 4.    Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.
Section 5.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
Section 6.    In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantee Agreement.
Section 8.    The New Subsidiary agrees to reimburse the Administrative Agent for all actual and reasonable costs and expenses (including the reasonable fees and expenses of counsel) incurred by the Administrative Agent in connection with this Supplement, including the preparation, execution and delivery thereof.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NEW SUBSIDIARY],
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, on behalf of itself and the other Guaranteed Parties,
By:
Name:
Title:

EXHIBIT H
Required Subordination Provisions for Permitted Subordinated Indebtedness
Reference is made to the Credit Agreement dated as of August [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Facebook, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
Any Permitted Subordinated Indebtedness shall be expressly subordinated to the Obligations on terms customary at the time of issuance thereof for publicly offered subordinated Indebtedness and shall in any event include at least the terms set forth below:
(a)    such Indebtedness, including all payments of principal and interest with respect thereto, shall be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations, whether outstanding at the time of issuance of such Indebtedness or thereafter incurred, in the event of any bankruptcy, liquidation, reorganization, insolvency, receivership or a similar proceeding with respect to, or any dissolution or winding-up of, the applicable Credit Party;
(b)    such Indebtedness shall provide that no direct or indirect payment in respect of such Indebtedness (including payments of interest or principal and the repurchase, redemption, defesance or other acquisition of such Indebtedness) shall be made (i) during the continuance of any Default or Event of Default in the payment of the principal of or interest on the Obligations and (ii) in the event a Change in Control shall have occurred, until a Notice of Change in Control shall have been delivered by the Borrower and all the outstanding Loans of all Lenders that shall have exercised the right referred to in Section 2.11(b) of the Credit Agreement have been paid in full and the Commitments, if any, of such Lenders have terminated;
(c)    such Indebtedness shall contain customary standstill provisions for a period of 179 days during the continuance of any other Default or Event of Default upon notice given by the Administrative Agent on behalf of the Lenders, during which standstill period no direct or indirect payment in respect of such Indebtedness (including payments of interest or principal and the repurchase, redemption, defesance or other acquisition of such Indebtedness) shall be made; provided that only one such notice may be given in any 360-day period;
(d)    such Indebtedness shall contain customary turnover provisions for the benefit of the Lenders;

(e)    such Indebtedness shall not contain any financial maintenance covenants or any covenants or restrictions that are substantively more restrictive than those set forth in the Credit Agreement; and
(f)    any Guarantee of such Indebtedness by any Subsidiary shall provide for the automatic release and termination of such Guarantee, without any action by any party, upon the release and termination of the Guarantee of the Obligations by such Subsidiary.
The subordination provisions applicable to any Permitted Subordinated Indebtedness shall be expressly stated to be for the benefit of, and to be enforceable directly by, the holders of the Obligations.